EXHIBIT 21.1

SUBSIDIARIES OF HPS CORPORATE LENDING FUND

HLEND Holdings A, L.P.	Delaware
HLEND Holdings B, L.P.	Delaware
HLEND Holdings C, L.P.	Delaware
HLEND Holdings D, L.P.	Delaware
HLEND Holdings E, L.P.	Delaware
HLEND Holdings A Lux SARL	Luxembourg
HLEND Holdings B Lux SARL	Luxembourg
HLEND Holdings A GP, LLC	Delaware
HLEND Holdings B GP, LLC	Delaware
HLEND Holdings C GP, LLC	Delaware
HLEND Holdings D GP, LLC	Delaware
HLEND Holdings E GP, LLC	Delaware
HLEND CLO 2023-1, LLC	Delaware
HLEND CLO 2023-1 INVESTMENTS, LLC	Delaware
HLEND Proxima, LLC	Delaware
HLEND FEP, LLC	Delaware
HLEND OTM, LLC	Delaware
HLEND Lux SARL	Luxembourg
HLEND CLO 2024-2 Investments, LLC	Delaware
HLEND CLO 2024-2, LLC	Delaware

BUSINESS.31035306.1